Exhibit 10.44

LOAN BROKERAGE AGREEMENT

This Loan Brokerage Agreement (the “Agreement”) is entered into this day by and among CITICORP TRUST BANK, FSB (referred to herein as “CTB”), CITIMORTGAGE, INC. (referred to herein as “CMI”), having an address at 4000 Regent Blvd., Irving, Texas 75063 and PRIMERICA FINANCIAL SERVICES HOME MORTGAGES, INC., having an address at 3120 Breckinridge Blvd., Duluth, Georgia 30099 (herein referred to as “Broker”).

WHEREAS, Broker is in the business of sourcing, originating and processing applications for residential loans secured by first liens on one to four family residences and desires to submit such applications to CTB or CMI to be further processed, underwritten and approved for funding hereunder; and

WHEREAS, CTB and CMI will determine which company should accept and process the loan application (CTB or CMI, when receiving and processing the residential loan applications, will be collectively and individually referred to herein as “Lender”); and

WHEREAS, Lender, is in the business of funding Mortgage Loans (as defined below) that are acceptable to Lender, in accordance with the “Lender Guidelines” (as defined below).

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender and Broker agree as follows:

SECTION 1

Definitions

In addition to the definitions having the meanings indicated elsewhere throughout this Agreement, the following terms shall have the following meanings:

Section 1.1. “Agreement” shall refer to this Loan Brokerage Agreement, and all subsequent amendments and supplements to it.

Section 1.2 “Application” or “Mortgage Loan Application” shall mean the Uniform Residential Loan Application Form 1003, its equivalent, or other Mortgage Loan or Mortgagor information submission (including, but not limited to, a Mortgage Loan information kit submitted in connection with a prequalification request) and shall also include all additional forms, documents and other information provided by Broker to Lender in accordance with Lender’s established application procedures for Lender to use to determine whether to close and fund a Mortgage Loan.

Section 1.3 “Broker” shall mean Primerica Financial Services Home Mortgages, Inc.

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Section 1.4. “Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking or savings institutions in Dallas, Texas or Atlanta, Georgia are authorized or obligated by law or executive order to be closed for business with the general public.

Section 15. “Claim” shall have that meaning set forth in Section 4.3.

Section 1.6. “FHLMC” shall mean the Federal Home Loan Mortgage Corporation, or any successor thereto.

Section 1.7. “FHLMC Guidelines” shall mean the guidelines and requirements of FHLMC regarding sales of residential Mortgage Loans to FHLMC, as may be amended from time to time by FHLMC.

Section 1.8. “FNMA” shall mean the Federal National Mortgage Association, or any successor thereto.

Section 1.9. “FNMA Guidelines” shall mean the guidelines and requirements of FNMA regarding sales of residential Mortgage Loans to FNMA, as may be amended from time to time by FNMA.

Section 1.10. “HUD” shall mean the U.S. Department of Housing and Urban Development, or any successor thereto.

Section 1.11. “HUD Guidelines” shall mean the guidelines and requirements of HUD regarding the origination, processing, underwriting, closing and funding of loans to be insured by the Federal Housing Administration (“FHA”).

Section 1.12. “Investor Guidelines” shall mean the guidelines and requirements of private mortgage investors regarding sales of residential Mortgage Loans to such investors by Lender.

Section 1.13 “Lender” shall mean Citicorp Trust Bank, fsb or CitiMortgage, Inc., dependent upon which entity is the recipient and processor of the Mortgage Loan Applications.

Section 1.14. “Lender Guidelines” shall mean those requirements, guidelines, product profiles, purchase procedures, and other documents delivered by Lender to Broker setting forth Lender’s requirements for processing, underwriting and funding of Mortgage Loans under this Agreement; and Lender Guidelines shall also have that meaning set forth in Section 2.2 hereunder.

Section 1.15. “Loan File” shall mean all records, files, documents, ledgers, computer printouts, microfiche, reports, and other information and data relating to the Mortgage Loans.

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Section 1.16. “Monthly Payment” shall mean the scheduled Monthly Payment of principal and interest, plus any applicable escrow payment and/or private mortgage insurance premiums on a Mortgage Loan.

Section 1.17. “Mortgage” shall mean the mortgage, deed of trust, trust deed, or other instrument creating a first or subordinate lien (as applicable) on an estate in fee simple and real property, which secures a mortgage note.

Section 1.18. “Mortgage Loan” or “Loan” shall mean those Mortgage Loans meeting the criteria set forth herein, including, without limitation, the Lender Guidelines, which have been originated and processed by Broker and which are subsequently further processed, underwritten, closed and funded by Lender.

Section 1.19. “Mortgage Note” shall mean the Note or other evidence of indebtedness of a borrower/mortgagor to the Lender/mortgagee.

Section 1.20. “Mortgaged Property” shall mean the property subject to the lien of a Mortgage, which secures a Mortgage Note.

Section 1.21. “Mortgagor” shall mean the obligor on a Mortgage Note.

Section 1.22. “Party” shall mean a signatory of this Agreement.

Section 1.23 “Sales Force Representatives” shall mean the exclusive independent contractor representatives of Broker who have signed a contract with Broker and who are authorized by Broker to conduct mortgage loan origination activities on behalf of Broker.

Section 1.24 “VA” shall mean the U.S. Department of Veterans Affairs or any successor thereto.

Section 1.25 “VA Guidelines” shall mean the guidelines and requirements of VA regarding the origination, processing, underwriting, closing and funding of loans to be guaranteed by the VA.

SECTION 2

Origination, Processing, Underwriting and Funding of Mortgage Loans

Section 2.1 Upon execution of this Agreement, Broker may submit one or more Application packages for Mortgage Loans to be processed, underwritten, closed and funded by Lender. All Mortgage Loan Application packages submitted to Lender under the terms of this Agreement shall comply with the Lender Guidelines relating to the type of Mortgage Loans which Lender is willing to consider funding from Broker. Lender shall determine, in its sole and absolute discretion, whether the Mortgage Loans will be processed, underwritten, closed and funded by CTB or CMI. The Parties agree that the Mortgage Loans shall be processed, underwritten, closed and funded by CTB through September 30, 2010. On or after October 1, 2010, Lender may transition all or a

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portion of the processing, underwriting, closing and funding of the Mortgage Loans to CMI provided the following: (a) Lender has provided Broker at least 60 days notice of any such transition prior to the transition date; and (b) prior to any such transition to CMI regarding Mortgage Loans originated in the State of California, CMI has obtained a California Finance Lenders License. Notwithstanding the previous sentence, should Lender receive any negative notification from the California Department of Corporations either denying, restricting or conditioning CMI’s application for a California Lenders License or which would require Lender to originate Mortgage Loans under California law rather than under its federal authority, would require Lender to license its employees under California mortgage loan originator licensing requirements, would otherwise subject Lender to any state examination then Broker acknowledges that Lender may surrender its California Finance Lenders License. Lender agrees to notify Broker within five (5) business days after it becomes aware of any such negative notification from the California Department of Corporations (as described above).

Section 2.2 Broker agrees that its activities related to all Mortgage Loan Applications submitted to Lender under and pursuant to the terms of this Agreement shall be in compliance with Lender Guidelines. Under the terms of this Agreement, the term “Lender Guidelines” shall be deemed to incorporate, as applicable, the FNMA Guidelines, the FHLMC Guidelines, the HUD Guidelines, the VA Guidelines and the Investor Guidelines. Broker acknowledges that Broker is familiar with the FNMA Guidelines, FHLMC Guidelines, HUD Guidelines, the VA Guidelines and Investor Guidelines, which shall be deemed to be included within the term Lender Guidelines. To the extent Lender adopts rules, requirements, guidelines and procedures which are different from the FNMA Guidelines, FHLMC Guidelines, HUD Guidelines, VA Guidelines or Investor Guidelines, Lender shall provide such Lender Guidelines to Broker, within a reasonable time after its adoption by Lender. Broker shall be deemed to understand and be aware of any changes to the FNMA Guidelines, FHLMC Guidelines, HUD Guidelines or VA Guidelines, regardless of whether such information is provided by Lender.

Section 2.3 Broker acknowledges and agrees that, from time to time, Lender shall supplement, change, amend or modify the Lender Guidelines. Lender agrees to use reasonable efforts to provide Broker notice of any changes to the Lender Guidelines which are different from the FNMA Guidelines, FHLMC Guidelines, HUD Guidelines, VA Guidelines or Investor Guidelines within a reasonable time after its adoption by Lender. Broker agrees that all Mortgage Loans submitted by Broker to Lender under the terms of this Agreement shall be submitted in accordance with the Lender Guidelines then in effect, regardless of whether Broker has actual notice of any supplementation, change, amendment, or modification to such Lender Guidelines.

Section 2.4 Broker acknowledges and agrees that with regard to any Mortgage Loan Application submitted by Broker to Lender under the terms of this Agreement and the Lender Guidelines, Lender shall have the right to accept or reject such Mortgage Loan Application in its sole and absolute discretion. In the event of its rejection of a Mortgage Loan Application submitted by Broker, Lender shall have no obligation, responsibility or liability to Broker by virtue of such rejection.

Section 2.5 It is understood and agreed that this Agreement is intended to apply to those Mortgage Loans which have those characteristics set forth in Exhibit “A”, in addition to such other requirements as may be set forth herein or in the Lender Guidelines.

Section 2.6 As of the date of this Agreement, Broker is not engaged in imposing or collecting fees from applicants for the Mortgage Loans. Nothing in this Agreement will prohibit

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Broker from imposing and collecting fees (“Broker Fees”) from loan applicant(s), for consultation and other Mortgage Loan-related services (“Broker Services”). Broker agrees that all such Broker Fees shall only be imposed in accordance with applicable federal (including but not limited to the Truth-in-Lending Act and the Real Estate Settlement Procedures Act) and state laws and regulations. Prior to imposition of any Broker Fees for such Broker Services, Broker agrees to disclose all Broker Fees as required by any federal, state or local law and regulations. Broker agrees that all Broker Fees shall be collected at closing and disbursed from closing funds if authorized by the borrower(s). Broker expressly agrees that payment of Broker Fees will not be a condition of closing. Any dispute regarding a Broker Fee shall be resolved by the Broker and the borrower(s) without involvement by Lender. If any application submitted by Broker to Lender is rescinded or withdrawn pursuant to applicable federal (including but not limited to the Truth-in-Lending Act) and state laws and regulations, Broker will refund to the rescinding borrower(s) Broker Fees in accordance with all such laws and regulations. Broker will immediately reimburse Lender upon request for any Broker Fee refunded by Lender in the event of such a rescission or withdrawal. If, in the sole discretion of Lender, Broker’s actions or inaction causes a tolerance violation under the Truth in Lending Act, Regulation Z, the Real Estate Settlement Procedures Act, Regulation X or any other applicable law, then Broker agrees to immediately reimburse Lender for any proceeds paid by Lender to cure such violation.

Section 2.7 It is understood and agreed that Broker fees and compensation, if otherwise allowed by applicable Lender Guidelines, federal, state and local law, shall be limited to one percent (1.0%) of the gross loan amount on each Mortgage Loan (the “Compensation Cap”).

Section 2.8 A. Broker may advertise to the public the availability of various loan programs and Broker services offered under this Agreement, but Broker may not, in any way, directly or indirectly identify Lender in any such advertising unless (i) required by applicable law or (ii) Lender has, in advance, approved in writing the use of Lender’s name and the manner in which Lender’s name is used in such advertising, which approval shall not be unreasonably withheld.

B. Broker agrees that the borrower(s) on all Loans, whether currently in Lender’s portfolio or at the time of funding or closing by Lender on future originated Mortgage Loans, are or will become the customers of Lender for all Mortgage Loan-related purposes, and Lender may solicit and/or market any ancillary products or mortgage loan refinance products to such borrower(s) as it deems appropriate without the consent from or involvement of Broker subject to the following:

(i)

From the date of this Agreement through September 30, 2010, Lender agrees that Lender shall not begin any campaigns for refinancing the Mortgage Loans currently in Lender’s portfolio and that Broker shall have the sole and exclusive right to conduct a refinance marketing campaign for such Mortgage Loans in Lender’s portfolio as of this date as long as Broker either distributes to its sales force the name and contact information of such borrowers or markets such Mortgage Loans directly to Broker’s customers by distributing (or marketing) to the Marketing List (as defined below) within sixty (60) days from the later of (a) the receipt of Lender’s marketing plan provided to Broker; or (b) the date the Mortgage Loan program contemplated under this Agreement is available to Broker

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by Lender. Broker will use its commercially reasonable efforts to then encourage its sales force to actively contact and/or respond to those customers and offer Mortgage Loan products of Lender; and

(ii)	The Marketing List shall be formed by Broker providing Lender with a list of Broker’s customers that may be customers of CTB, which list will be reviewed by CTB and any Mortgage Loan on such list which is held in Lender’s portfolio as of the date of this Agreement will be listed in priority order for contact; such prioritized list shall be the list used by Broker as referenced above; and

(iii)	In the event Broker fails to distribute the Marketing List as required above, Broker’s exclusive right to conduct a refinance marketing campaign shall terminate at the end of the calendar month when such failure occurs; and

(iv)	In any event, Broker’s exclusive right to conduct a refinance campaign shall end September 30, 2010.

C. With regard to targeted solicitation and marketing of ancillary products to customers sourced to Lender by Broker and who are in the Mortgage Loan portfolio of Lender currently owned and serviced by Lender and on any future originated Mortgage Loans sourced to Lender by Broker under the terms of this Agreement and serviced by Lender, to the extent that Lender as servicer controls the cross-marketing of ancillary products to the Mortgage Loans, it is agreed that Lender will voluntarily restrict targeted marketing campaigns of the following ancillary products to such customers during the term of this Agreement:

(i)	Individual Life Insurance

(ii)	Long Term Care Products

(iii)	Property and Casualty/Automobile and Homeowner’s Insurance

(iv)	Mutual Funds

(v)	Variable and Fixed Annuities

(vi)	Legal Protection Products

(vii)	Credit Information Products and Credit Score Monitoring Products

(viii)	Health Insurance

(ix)	Disability Insurance

(x)	Income Protection Products

(xi)	Unsecured Personal Loans

For purposes of this paragraph 2.8.C., the terms “targeted solicitation” and/or “targeted marketing campaigns” refer to the marketing of a specific product or service to a pre-selected customer segment via direct mailing campaigns, monthly statement messaging or inserts, direct customer e-mail campaigns, or outbound telesales campaigns. The terms “targeted solicitations” and/or “targeted marketing campaigns” do not refer to (i) web-based, print-based, radio, or television advertising (ii) any other marketing or advertising not directed to the customer segment of Lender’s customers that were sourced by Broker; or (iii) responding to customer inquiries regarding any product or service.

Lender shall not be restricted from selling loans to investors that will allow restrictions on cross-marketing of ancillary products. To the extent Lender sells any Mortgage Loan to an investor who purchases or requires the ability to cross-market ancillary products to Mortgagors (regardless of whether servicing is retained by Lender), Lender shall not be required to restrict cross-marketing of ancillary products as set forth in this paragraph 2.8.C for such Mortgage Loans that have been sold.

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D. Notwithstanding the provisions of paragraph 2.8.B above, it is understood and agreed that Broker may solicit current customers that are Mortgage Loan borrowers of Lender and which are owned and serviced by Lender as of the date of this Agreement and submit any Mortgage Loan Applications to Lender under the terms of this Agreement. Such Mortgage Loan Applications shall be processed by Lender as contemplated by this Agreement, and Broker shall be compensated for the services performed in connection with such Mortgage Loan Applications(s) which are closed and funded under the terms of this Agreement.

E. If Lender sells all or any portion of the Mortgage Loan portfolio to a third party, Broker’s exclusive right as set forth in Section 2.8.B to solicit borrowers of such loans which were sold by Lender for refinance and any voluntary limit by Lender on the targeted marketing of ancillary products as set forth in Section 2.8.C will terminate.

F. Effective for Mortgage Loans with a closing date on or after April 1, 2010, during the first twelve (12) months after the purchase, funding or closing date, neither Broker nor any of its directors, officers, employees, or affiliates shall, at any time, without the prior written consent of Lender, use targeted advertising, to solicit or otherwise directly encourage or incent the Mortgagor(s) to refinance or prepay in full the Mortgage Loan that was funded or closed by Lender.

Section 2.9 As set forth above, it is contemplated that Broker shall submit Mortgage Loan Applications to Lender which shall be further processed, underwritten, closed and funded by Lender and all Mortgage Loan documents will be written in the name of Lender. In addition to the other representations and warranties herein, Broker represents and agrees that:

A. Broker shall be obligated to provide any disclosures specifically required by Broker under any brokerage disclosure laws in any state where such loans are closed, if required by applicable state or federal law, rule, regulation or ordinance.

B. Under no circumstances shall Broker submit any Application for Mortgage Loans in which Broker knows that such Mortgage Loans would be considered “high cost”, “predatory” and/or a similar loan type requiring additional documentation under federal, state or local law or regulations.

SECTION 3

Broker’s and Lender’s Representations

Section 3.1 The representations, warranties, covenants and agreements of Broker set forth below in Sections 3.2 and 3.3 shall continue and survive the closing and funding of any Mortgage Loan by Lender and such representations, warranties, covenants and agreements shall inure to the benefit of Lender, its successors and assigns. Broker acknowledges that Lender shall be funding the Mortgage Loans in reliance upon the truth and accuracy of all the warranties, representations, covenants and

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agreements set forth in this Section, elsewhere in this Agreement, and in the Lender Guidelines. Broker hereby represents, warrants, covenants and agrees as follows:

Section 3.2 Representations concerning Broker.

A. The Broker is, and at all material times during the transactions contemplated hereby shall be, licensed or registered under and in compliance with the laws of the state where the property securing the Mortgage Loan (the “Mortgaged Property”) is located or the Broker is and at all material times shall be, exempt from the licensing requirements of such laws. To the extent required by applicable federal, state or local law, ordinance or regulation, Broker further agrees to register or license all Broker’s employees, agents, Sales Force Representatives and other personnel as required by applicable laws and shall properly maintain such registration or licensing during the term of this Agreement. Broker shall notify Lender within five (5) business days of Broker receiving notice if any license or registration required under this subsection held by Broker lapses, expires, is terminated or is voluntarily or involuntarily surrendered for any reason whatsoever or if Broker is unable to obtain a license or registration despite Broker’s best efforts. Within five (5) business days of receipt of a request by Lender, Broker shall provide Lender with sufficient evidence to confirm that Broker, its employees, agents, Sales Force Representatives and other personnel are properly licensed, registered or exempt.

B. Broker has all requisite power, and authority, corporate or otherwise, to carry on its business as it is now being conducted. Broker has full power, authority, and capacity, corporate and otherwise, to execute and deliver this Agreement and to perform all of its obligations hereunder. The execution, delivery, and performance of this Agreement by Broker and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate, shareholder or other action. This Agreement has been duly and validly executed and delivered by Broker. This Agreement is enforceable against Broker in accordance with its terms.

C. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms and conditions hereunder shall conflict with, result in the breach of or constitute a default under any of the terms, conditions or provisions of Broker’s articles of incorporation or bylaws, or any similar corporate or organizational document of Broker, or of any mortgage, indenture, deed of trust, loan or credit agreement, or other agreement or instrument to which Broker is a party or by which Broker is bound; nor will the execution and delivery of this Agreement create or impose any lien, charge or encumbrance of any nature upon any of the Mortgage Loans funded by Lender under the terms hereof, or upon any of the properties or assets of Broker.

D. As of the date of this Agreement, there is no litigation, proceeding, or governmental investigation existing or pending or to the knowledge of Broker, threatened, or any order, injunction, or decree outstanding against or related to Broker or the Mortgage Loans that has not been disclosed by Broker to Lender or its counsel in writing which could have an adverse effect upon the closing or funding of the Mortgage Loans, or the servicing thereof, or the performance by Broker of its obligations under this Agreement, or the performance by the Mortgagor of the terms of the Mortgage Loan, nor does Broker know of any reasonable basis for any such litigation, proceeding, or governmental investigation. Broker agrees to notify

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Lender within five (5) business days of Broker receiving notice if it (i) becomes the subject of any enforcement and/or investigative proceeding by any licensing or regulatory authority or agency, with the exception of routine regulatory examinations, or (ii) becomes aware of any litigation, proceeding or governmental investigation, order or injunction as contemplated by this section.

E. To the knowledge of Broker, all of the representations and warranties in any instrument, application, Mortgage Loan document or other document furnished to Lender by Broker (or at the direction of Broker) in connection herewith or in connection with any Mortgage Loan submitted hereunder shall be true, correct and accurate regardless of whether made by Broker or a Mortgagor. To the knowledge of Broker, no representation, warranty, or statement made by Broker in this Agreement or any representation, warranty or statement made by Broker or a Mortgagor in any document or instrument furnished or referred to in this Agreement or in the Lender Guidelines contains any untrue statement or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading.

F. Broker has complied with the requirements of all applicable federal, state and local laws, rules, regulations, statutes or ordinances applicable to a Mortgage Loan submitted to Lender hereunder to the extent applicable to Broker, including, but not limited to, those governing usury, flood protection, consumer credit, equal credit opportunity, truth-in-lending, real estate settlement procedures, brokerage disclosure, licensing and/or registration and all other similar laws, rules, regulations, statutes or ordinances pertaining to the Mortgage Loan.

G. Broker agrees to provide all such documentation, facts, information or other assistance as may be reasonably required or requested by Lender which relates to the origination, application, processing, documenting, funding, or closing of any Mortgage Loan originated by Broker.

H. Broker agrees that all forms, documents and procedures used by Broker in conjunction with the origination of the Mortgage Loan and in conjunction with the application and processing shall be in accordance with those forms, documents and procedures specifically required by Lender as set forth in the Lender Guidelines; or, if Lender has not provided a particular form, document, or procedure, the form, document, or procedure shall be the standard FNMA, HUD, VA or FHLMC form, document, or procedure. In any event, Broker represents and warrants that all forms, documents and procedures comply in all respects with all applicable federal, state and local laws, rules, regulations, statutes or ordinances.

I. Broker agrees that Broker shall conduct all of its activities with regard to any Mortgage Loan in such a way that such loans shall be eligible for insurance by private mortgage insurance companies approved by FNMA and FHLMC, FHA insurance or VA guaranty, as applicable.

J. Broker agrees that it shall provide such financial information to Lender as may be reasonably requested by Lender from time to time, in order to allow Lender to evaluate Broker’s financial capability to satisfy its obligations hereunder. This includes, but is not limited to, allowing Lender to periodically, upon five (5) business days advance notice to Broker, investigate the financial (including but not limited to obtaining credit reports) and other status of Broker.

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K. Broker agrees that it does not now, and will not in the future knowingly employ or engage as a Sales Force Representative, any entity or individual on the FHLMC exclusionary list.

L. Broker agrees to immediately notify Lender if (i) Broker becomes the debtor in any voluntary or involuntary bankruptcy proceeding, (ii) Broker requests the appointment of a receiver, (iii) Broker has incurred or is likely to incur a material, adverse change in its financial condition, and/or (iv) there is any material change in Broker’s ownership or management, with the exception of the contemplated change in Broker’s ownership and management described in Form S-1, Registration Number 333-162918 originally, filed with the Securities and Exchange Commission on November 5, 2009, as amended.

M. Neither, Broker, nor any of its officers, directors, loan originators, employees or Sales Force Representatives, currently is, or at anytime during the term of this Agreement shall be:

i) suspended, debarred, under a limited denial of participation (LDP), or otherwise restricted under 2 CFR part 2424 or 24 CFR part 25, or under similar procedures of any other Federal agency;

ii) indicted for, or have been convicted of, an offense that reflects adversely upon the integrity, competency, or fitness to meet the responsibilities hereunder;

iii) subject to unresolved findings as a result of HUD or other governmental audit, investigation, or review;

iv) engaged in business practices that do not conform to generally accepted practices of prudent brokers;

v) convicted of, or have pled nolo contendre to, a felony related to participation in the real estate or mortgage loan industry;

vi) in violation of provisions of the Secure and Fair Enforcement (SAFE) Mortgage Licensing Act of 2008 or any similar or applicable provision of state law; or

vii) in violation of any other requirement established by the Secretary of HUD.

N. Broker has established policies and procedures to comply with all applicable federal, state and local laws and regulations as well as applicable FNMA Guidelines, FHLMC Guidelines, HUD Guidelines, VA Guidelines and Investor Guidelines. Upon five (5) days advance written notice, Broker shall provide copies of such policies and procedures to Lender.

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O. To the knowledge of Broker, neither Broker nor any of its loan originators, employees or Sales Force Representatives have made any verbal representations or assurances to a Mortgagor regarding the availability of specific Mortgage Loan terms or Mortgage Loan pricing.

Section 3.3 Representations concerning the Mortgage Loans.

A. All Mortgage Loans conform to the Lender Guidelines.

B. All applications for Mortgage Loans have been originated and sourced solely by Broker (or those agents or Sales Force Representatives designated by Broker in writing and for which Broker is solely responsible), unless otherwise expressly agreed to and approved by Lender in writing.

C. To the knowledge of Broker, the Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty; and, to the knowledge of Broker, there is no proceeding pending for the total or partial condemnation of the Mortgaged Property.

D. Broker has no knowledge of any circumstances or conditions with respect to the Mortgage Loan, the Mortgaged Property, the Mortgagor or the Mortgagor’s credit standing that can be reasonably expected to (i) cause Lender or private institutional investors to regard the Mortgage Loan as an unacceptable investment; (ii) cause the Mortgage Loan to become delinquent; or (iii) adversely affect the value or marketability of the Mortgage Loan;

E. To the knowledge of Broker, no improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

F. Broker shall make prompt, timely, full accurate and truthful disclosure to Lender, of all facts, information and documentation known to Broker or of which Broker has actual notice of, which could reasonably be expected to affect or has affected the validity, collectability, security and/or enforceability of any Mortgage Loan originated by Broker, including all facts, information and documentation relating to any disputes, proceedings, litigation or governmental action threatened, anticipated, or pending, respecting the Mortgagor, the Mortgaged Property, or the Mortgage Loan, as well as all facts, information and documentation relating to the Mortgagors or their creditworthiness or to the value of condition of the Mortgaged Property. Any alteration, deterioration, waste or destruction (complete or partial) or other damage or injury to the Mortgaged Property which would reasonably be expected to affect its value or condition, or otherwise would reasonably be expected to affect or impair any security to be granted to Lender, or its assignees or successors, upon funding of such Mortgage Loan, which has not theretofore been disclosed to Lender, shall be disclosed by Broker to Lender, immediately upon the Broker’s first ascertaining such facts or information.

G. As of the date the Mortgage Loan was originated, all information relating to the Mortgage Loan provided by Broker to Lender was complete and accurate, and contained no

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fraud or misrepresentation. To the knowledge of Broker, all information obtained, derived or requested from the Mortgagor, a third party or an affiliate of the Broker or otherwise was complete and accurate, and contained no fraud or misrepresentation.

H. To the knowledge of Broker, all documentation submitted by Broker, or at the direction of Broker, to Lender and used to verify identity, employment, income, deposits and mortgage payment histories are legible originals that do not contain any alterations, or photocopies of originals.

Section 3.4. The representations, warranties, covenants and agreements of Lender set forth below in Section 3.5 shall continue and survive the closing and funding of any Mortgage Loan by Lender and such representations, warranties, covenants and agreements shall inure to the benefit of Broker, its successors and assigns. Lender hereby represents, warrants, covenants and agrees as follows:

Section 3.5 Representations concerning Lender.

A. To the extent required by applicable federal law, the Lender’s employees are, and at all material times during the transactions contemplated hereby shall be, registered under and in compliance with the Secure and Fair Enforcement of Mortgage Licensing Act.

B. Lender has all requisite power, and authority, corporate or otherwise, to carry on its business as it is now being conducted. Lender has full power, authority, and capacity, corporate and otherwise, to execute and deliver this Agreement and to perform all of its obligations hereunder. The execution, delivery, and performance of this Agreement by Lender and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate, shareholder or other action. This Agreement has been duly and validly executed and delivered by Lender.

C. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms and conditions hereunder shall conflict with, result in the breach of or constitute a default under any of the terms, conditions or provisions of Lender’s articles of incorporation or bylaws, or any similar corporate or organizational document of Lender, or of any mortgage, indenture, deed of trust, loan or credit agreement, or other agreement or instrument to which Lender is a party or by which Lender is bound; nor will the execution and delivery of this Agreement create or impose any lien, charge or encumbrance of any nature upon any of the Mortgage Loans funded by Lender under the terms hereof, or upon any of the properties or assets of Lender.

D. As of the date of this Agreement, there is no litigation, proceeding, or governmental investigation existing or pending or to the knowledge of Lender, threatened, or any order, injunction, or decree outstanding against or related to Lender or the Mortgage Loans that has not been disclosed by Lender to Broker or its counsel in writing which could have an adverse effect upon the closing or funding of the Mortgage Loans, or the servicing thereof, or the performance by Lender of its obligations under this Agreement, or the performance by the Mortgagor of the terms of the Mortgage Loan, nor does Lender know of any basis for any such litigation, proceeding, or governmental investigation. Lender agrees to notify Broker within five (5) business days if it becomes aware of any litigation, proceeding or governmental investigation, order or injunction as contemplated by this section.

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E. Lender agrees to immediately notify Broker if (i) Lender becomes the debtor in any voluntary or involuntary bankruptcy proceeding, (ii) Lender requests the appointment of a receiver, (iii) Lender has incurred or is likely to incur a material, adverse change in its/their financial condition, and/or (iv) there is any material change in Lender’s ownership or management.

SECTION 4

Indemnification

Section 4.1 Broker agrees to indemnify and hold Lender harmless from, and will reimburse Lender for any losses, damages, deficiencies, claims, costs, charges, or expenses (including reasonable attorney’s fees) incurred by or assessed against Lender arising out of or resulting from:

A. Any misrepresentation or untrue statement by Broker, or at the direction of Broker, to Lender, whether the information was obtained, derived or requested by the Broker, the Mortgagor, a third party or an affiliate of the Broker or otherwise;

B. Any breach of warranty or non-fulfillment of any term, condition, provision or covenant by Broker contained in this Agreement or any schedule, statement, exhibit, document, assignment or certificate furnished pursuant to this Agreement, or in accordance with the Lender Guidelines;

C. Any defect in the documentation of any Mortgage Loan provided by Broker pursuant to the Lender Guidelines including, without limitation, those defects which cause the withdrawal or reduction of private mortgage insurance for such Mortgage Loan due in whole or in part by any act or omission of Broker; or

D. Any act or omission of Broker with respect to the sourcing, originating and processing of a Mortgage Loan.

Notwithstanding anything to the contrary in this Agreement but excluding claims related to Broker’s fraud, gross negligence or willful misconduct, Lender agrees that Lender shall not make a claim under this Section 4 against Broker unless and until, in the good faith judgment of Lender, the aggregate amount of all such claims hereunder (whether accruing or incurred from one loan or from more than one loan or from one occurrence or from more than one occurrence) exceeds $25,000 in the aggregate. From and after the time when such claims exceed such aggregate amount or for any claims based on Broker’s fraud, gross negligence or willful misconduct, Lender may make a claim for the full amount of such losses, damages, deficiencies, claims, costs, charges, or expenses (including reasonable attorney’s fees) under the terms hereof.

Section 4.2 Lender’s right to indemnification under the provisions hereof shall be in addition to any other right or remedy of Lender. This indemnification shall remain in full force and effect regardless of any investigation made by Lender or its representatives of any Mortgage Loan prior

LOAN BROKERAGE AGREEMENT –PAGE 13

to closing and funding, including, but not limited to, any underwriting review or approval made or given prior to closing and funding of any Mortgage Loan; provided however, that Lender will not have any right to indemnity under this Section 4 with respect to any claim in connection with a Mortgage Loan if Lender had knowledge or reasonably should have had knowledge based upon Lender’s evaluation and underwriting of the Mortgage Loan at or before the closing and funding of such Mortgage Loan of the facts giving rise to such indemnity claim (i.e. any representation, warranty, term, provision, condition, covenant or agreement was inaccurate, breached or not fulfilled by Broker) and yet Lender, continued to close and fund such Mortgage Loan.

Section 4.3 Lender’s right hereunder may be exercised at any time after Lender becomes aware of a claim, demand, assertion, action or proceeding (“Claim”) affecting a Mortgage Loan for which Broker is obligated to indemnify Lender. Lender shall be entitled to seek to resolve any such Claim, without waiving its rights to require indemnity from Broker at any time thereafter and without waiving its rights for indemnification of all costs, expenses, charges, losses, or damages incurred by Lender in seeking to resolve any such Claim.

SECTION

General

Section 5.1 A. The Parties agree that all information provided pursuant to this Agreement by or on behalf of each Party to the other Party is confidential and proprietary to the Party providing the information and no Party shall use or permit the use of any information (including information regarding Broker’s sales force) provided by or on behalf the other Party for any purpose other than as permitted or required for performance under this Agreement. Each Party agrees not to disclose or provide any information provided by or on behalf of the other Party to any third Party without the express written consent of the other Party with the exception of (a) its employees who have a need to know in order to perform pursuant to this agreement, provided that such employees are bound to retain the confidentiality of the information and are bound to use such information only for purposes of performance pursuant to this Agreement; (b) any affiliate or subsidiary to which such disclosure is necessary in connection with the services provided pursuant to this Agreement, provided that such affiliate or subsidiary and its employees are bound to retain the confidentiality of the information and to use such information only for purposes performance pursuant to this Agreement; (c) third Party vendors to which such disclosure is necessary in connection with this Agreement, provided that such vendors and their employees are bound to retain the confidentiality of the information, and are bound to use such information only for purposes of performance pursuant to this Agreement; and (d) the Parties’ auditors, regulators, law enforcement agencies, secondary market investors, and other similar required entities. Further, each Party agrees to make use of its currently available technology to guard against reasonably foreseeable attempts to infiltrate the confidential information and establish information security standards consistent with all applicable regulatory guidelines.

LOAN BROKERAGE AGREEMENT –PAGE 14

B. Each Party agrees to take all reasonable measures, including, without limitation, measures taken by each Party to safeguard its own confidential information to prevent any disclosure by employees, agents or contractors. Nothing provided herein shall prevent any Party from disclosing information to the extent the information (a) is or hereafter becomes part of the public domain through no fault of that Party; (b) is independently developed by that Party without the use of the other Party’s confidential information; (c) is disclosed pursuant to requirements of the law; or (d) is already known to it. If either Party hires another entity to assist in its performance of this Agreement, the delegating Party shall cause its delegate and its employees (a) to be bound to maintain the confidentiality of the information provided by or on behalf of the other Party; and (b) to be bound to only disclose or use the confidential information for purposes of performance pursuant to this Agreement. Any data or other materials, including copies thereof, furnished to or obtained by the receiving Party pursuant to this Agreement shall be promptly returned to the disclosing Party or destroyed upon request. Each Party shall permit representatives of the other Party, upon written request and at reasonable times, to examine and verify compliance with respect to its information.

C. Lender shall not, nor shall Lender take any action to permit any third Party to, knowingly (a) solicit or communicate with any member of Broker’s sales force regarding any product or service other than as specifically provided herein; or (b) sell, assign, transfer or disclose in any manner, with or without consideration, any lists consisting of Broker’s sales force members (or any other information about a member of the sales force obtained from Broker or a customer) to any third Party. Notwithstanding the foregoing, Lender or its agents may solicit and communicate with individual members of Broker’s sales force who are otherwise customers of Lender.

D. If either Party becomes aware of any threatened or actual violation of the obligations or restrictions set forth in this Section 5.1, including an actual or potential threat of unauthorized access to its systems impacting the information or data of the other Party, the Party will promptly notify the other thereof and will assist the other Party with its efforts to terminate such access, to curtail such threatened or actual unauthorized use or disclosure, or to recover such information or materials.

E. This Section 5.1 will survive termination of the Agreement.

Section 5.2 From time to time prior to and after the origination and funding of Mortgage Loans, Broker agrees to furnish to Lender such information as Broker may possess and as Lender may reasonably request and will execute and deliver such other instruments as Lender may reasonably request.

Section 5.3 Upon receipt of five (5) business days advance notice, Broker shall permit any officer, employee or designated representative of Lender, at any reasonable time during regular business hours, to examine and make audits of any of the processes implemented and documents kept by Broker regarding any Loan or Application submitted to Lender pursuant to this Agreement. Broker shall also make its officers, employees or designated representatives reasonably available to Lender and shall reasonably cooperate with Lender in all such examinations, audits and document and record collection activities. Broker further agrees that Lender’s regulator, currently the Office of Thrift Supervision (“OTS”) and/or the Office of the Comptroller of the Currency (“OCC”), may accompany Lender and participate in any such audit

LOAN BROKERAGE AGREEMENT –PAGE 15

or visitation conducted by Lender. In order to assist the OTS or OCC in its regulatory duties, Broker also agrees that the OTS or OCC may visit Broker’s premises independently and shall have the same rights to audit Broker’s books, records and business processes that Broker has granted to Lender. The audit rights granted by Broker to the OTS are not an assignment of any rights by Lender to the OTS or OCC, but instead are independent audit rights granted by Broker to the OTS and OCC as a condition of doing business with Lender. Upon receipt of five (5) business days advance notice, Lender shall permit any officer, employee or designated representative of Broker, at any reasonable time during regular business hours, to examine and make audits of any of the processes implemented, services provided, and/or compensation paid by Lender to Broker pursuant to this Agreement. Lender shall also make its officers, employees or designated representatives reasonably available to Broker and shall reasonably cooperate with Broker in all such examinations, audits and document and record collection activities.

Section 5.4 Lender agrees to notify Broker within a reasonable period of time after the receipt by Lender of any written complaints or written inquiries which relate to the Broker’s activities in connection with the sourcing or originating of Mortgage Loan Applications (i) from or to any regulatory authority (ii) addressed to Broker or an individual identified as a member of Broker’s sales force or (iii) regarding the express allegation of misconduct or negligence of a member of Broker’s sales force (collectively, “Complaints”). A copy of any such Complaint received shall accompany such notice.

Section 5.5 It is specifically understood and agreed that the warranties, representations, covenants and agreements set forth herein and in any schedule, statement, document, assignment, exhibit, or certificate delivered or to be delivered pursuant hereto shall survive the delivery of any Mortgage Loan to Lender and shall survive the termination of this Agreement.

Section 5.6 It is expressly understood and agreed that Broker is an independent contractor with regard to the origination and processing of all Mortgage Loans to be funded by Lender under the terms hereof. Broker agrees that Broker shall not represent itself in any manner to be the agent, servant, employee, representative, partner, or co-venturer of Lender. Broker shall have no authority to solicit, bind, or commit Lender to any contract or transaction, whether for a loan, replacement of a loan, or for any other purpose, and Broker shall not represent in any manner to any other person that Broker has any such authority.

Section 5.7 A. This Agreement shall commence on the Effective Date and will continue in full force and effect for an initial term of two years (the “Initial Term”) and will continue thereafter until terminated pursuant to the provisions below.

B. If either Party breaches the terms or duties imposed upon it by this Agreement, the non-breaching Party shall give the other Party at least thirty (30) days written notice of the breach. The notice shall specify the nature of the breach. Upon receipt of any such notice, the defaulting Party shall have thirty (30) days from date of such notice to cure the default. If at the end of the notice period the breaching Party has not remedied or taken action to remedy its breach, then the Agreement shall be considered terminated at the end of the notice period with notice of such termination to the breaching Party; provided, however, that any termination under this paragraph shall not prejudice the rights of either Party

LOAN BROKERAGE AGREEMENT –PAGE 16

against the other. Notwithstanding the foregoing, a breach by Broker of Section 3.2.M and subsequent failure to cure shall not be a basis for termination of this Agreement provided that for any individual giving rise to the breach by Broker, Broker takes action to prohibit any such individual from involvement with or participation in Broker’s mortgage brokerage business. Upon such termination, Lender shall have no further or ongoing responsibility to Broker under this Agreement, except Lender will honor any loan commitments issued to Mortgage Loan applicants issued prior to such notice of termination unless such termination involves the validity of such outstanding applications. Either Party may terminate at the end of the Initial Term with one hundred (180) days prior written notice to the other.

C. After the Initial Term, either Party may terminate this Agreement for any reason or for no reason whatsoever upon one hundred eighty (180) days prior written notice to the other.

D. In the event of termination, Broker shall fully cooperate with and assist Lender in obtaining the documentation necessary to complete the processing, closing, funding and purchase of Applications. Termination of this Agreement will have no effect on the compensation due to Broker from the Lender on Mortgage Loan applications submitted prior to the termination date with respect to Mortgage Loans that are subsequently closed and funded. All of the representations, warranties, covenants, and agreements of each Party, including without limitation Broker’s indemnification obligations hereunder, shall survive the termination of this Agreement.

Section 5.8 In no event will any Party be liable to any other Party for lost profits or for special, incidental, indirect or consequential damages arising out of or in connection with this Agreement or the subject matter hereof, regardless of the form of action.

Section 5.9 In the event that either Party believes there has been a breach of the Agreement, and discussions between the Parties have not yielded a resolution, either Party may give written notice of the dispute to the other, and upon such written notice, the Parties must appear for a mediation conducted by a JAMS mediator mutually selected by the Parties, or if no agreement on a mediator can be reached, a mediator selected by JAMS, to be held in the St. Louis Missouri area within fourteen (14) days of receipt of the notice of dispute, unless otherwise agreed to by the Parties. If, at the end of the mediation, the Parties have not resolved the dispute, the mediator may give his/her proposed resolution for settling the dispute in accordance with the facts and applicable law, which proposed resolution is not binding on the Parties. Either Party may then exercise its rights as provided in Section 5.10.

Section 5.10 A. Subject to the provisions of Section 5.9, all disputes, claims or controversies, whether based on contract, tort, statute, regulations, or otherwise, arising out of or relating to this Agreement, the obligations of the Parties, or the operations carried out under this Agreement, including, but not limited to, any dispute as to the existence, validity, construction, interpretation, negotiation, performance, non-performance, breach, termination, or enforceability of this Agreement (“Disputes”), shall be resolved by final and binding arbitration administered by the American Arbitration Association

LOAN BROKERAGE AGREEMENT –PAGE 17

(“AAA”) in accordance with the Commercial Arbitration Rules of the AAA then in effect (the “AAA Rules”). The arbitration proceeding shall be conducted in St. Louis, Missouri. Notice of arbitration and all other documents, pleadings, or submissions relating to the arbitration may be communicated to any Party as set forth in Section 5.13.

B. The arbitral tribunal (“Tribunal”) shall be composed of three arbitrators, each of whom shall be independent and impartial. Within thirty (30) days after the demand for arbitration is filed, Lender and Broker shall each appoint an arbitrator. Within thirty (30) days of their appointment, the two arbitrators appointed by Lender and Broker shall appoint a third arbitrator, who shall be Chair of the Tribunal. If within the time periods specified above, Lender or Broker fails to appoint an arbitrator or the two arbitrators appointed by them fail to appoint a third arbitrator, the appointment shall be made by the AAA in accordance with the AAA Rules. The Tribunal shall have the power to rule upon any challenge to its jurisdiction. Additionally, the Tribunal is authorized to award all remedies available under the applicable law. The Tribunal shall have the power to enter injunctive relief, specific performance and interim orders as it deems necessary. Notwithstanding the foregoing, Lender and Broker may each seek appropriate injunctive relief from any court of competent jurisdiction. The exercise of any such remedy shall not waive the right of Lender or Broker to seek or compel arbitration hereunder.

C. The Tribunal shall issue a reasoned award in writing. The Tribunal shall endeavor to issue its written award within sixty (60) days from the date of the close of the arbitration hearing. The Tribunal’s award shall be final and binding on the Parties.

D. Lender and Broker each undertake to keep confidential all awards in any arbitration hereunder, together with all materials in the proceedings created for the purpose of the arbitration, and all other documents produced by another party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of Lender or Broker by a legal duty, to protect or pursue a legal right or to enforce or challenge an award in legal proceedings before a court or other judicial authority.

E. The provisions of this Agreement to arbitrate are independent of the remaining provisions of this Agreement, and the Parties intend that they shall continue in effect even though one or more provisions of the Agreement shall be determined to be null or void. This agreement to arbitrate shall also survive the termination or expiration of this Agreement.

Section 5.11 Broker agrees that it will not enter into, and shall not enter into, other arrangement similar to the arrangements set forth in this Agreement with other mortgage lenders without advance notice to and consent by Lender. Broker acknowledges and agrees that Lender intends to enter into, and shall not be restricted by this Agreement from entering into, other arrangements similar to the arrangements set forth in this Agreement with other real estate brokers, mortgage brokers, or other Parties, from time to time, in the sole discretion of Lender and without notice to Broker.

Section 5.12 This Agreement is personal to Broker and, accordingly, Broker shall have no right to and shall not, sell, assign, or transfer all or any portion of Broker’s rights or benefits arising hereunder, nor shall Broker delegate or assign any of Broker’s duties, responsibilities or obligations undertaken hereunder. As used throughout this Agreement, any representation, agreement or warranty of Broker shall be deemed given by Broker in its own behalf, and on behalf of Broker’s officers, employees, directors, agents, contractors or subcontractors.

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Section 5.13 All notices, requests, demands, or other communications which are required to be given under this Agreement shall be in writing addressed to Broker and Lender at the respective addresses set forth above. All notices shall be effective: (i) three (3) days after deposit in the U.S. Mail, postage prepaid, registered or certified, return receipt requested; (ii) upon delivery, if delivered in person to the address of Broker or Lender; or (iii) upon delivery to the address of Broker or Lender, if sent by commercial express overnight courier service or by mailgram. Notices of change of address of either Party shall be effective ten (10) days after the effective date of any other type of notice under this paragraph.

Section 5.14 Lender’s failure to enforce any provision of this Agreement shall not be deemed a waiver of such provision or of any other provision with respect to the specific transaction or any other transaction between Lender and Broker under this Agreement.

Section 5.15 This Agreement and the Lender Guidelines, as amended from time to time, constitute the entire agreement among the Parties with respect to the subject matter hereof. Any amendments, modifications, addendums or supplements to this Agreement shall be in writing executed by the Parties hereto except it is expressly agreed that any amendments, supplements, changes, or modifications to the Lender Guidelines shall be effective immediately upon any modification, supplementation, change, or amendment to such Lender Guidelines, without the requirement of notice to or consent by Broker.

Section 5.16 The Parties agree to undertake and perform the responsibilities as described in Exhibit A to this Agreement. The Parties may amend Exhibit A or any substitute documentation to include those performance responsibilities or obligations reasonably necessary to carry out the purposes of this Agreement.

Section 5.17 The headings of the sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect and shall be disregarded in the interpretation hereof.

Section 5.18 Lender has sole discretion to monitor and investigate the actions of individuals acting on behalf of Broker as a member of Broker’s sales force in connection with allegations of wrong-doing, misconduct or fraud in connection with the Mortgage Loan Application origination and processing activities contemplated by this Agreement. Lender shall provide Broker with reasonable and advance notice prior to excluding any individual from engaging in the Mortgage Loan Application origination and processing activities contemplated by this Agreement.

Section 5.19 THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MISSOURI AND APPLICABLE FEDERAL LAW. THE PARTIES AGREE THAT ANY ACTION, SUIT OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT OR OBLIGATION UNDER THIS AGREEMENT OR OTHERWISE ARISING OUT OF EITHER PARTY’S PERFORMANCE UNDER THIS AGREEMENT SHALL BE BROUGHT IN ST. LOUIS COUNTY CIRCUIT COURT OR THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF MISSOURI AND EACH PARTY IRREVOCABLY

LOAN BROKERAGE AGREEMENT –PAGE 19

SUBMITS TO THE JURISDICTION OF EITHER FORUM AND WAIVES THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION, SUIT OR PROCEEDING IN SUCH STATE OR FEDERAL COURT AND ANY OTHER SUBSTANTIVE OR PROCEDURAL RIGHTS OR REMEDIES IT MAY HAVE WITH RESPECT TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING IN EITHER FORUM.

Section 5.20 This Agreement may be executed in counterparts, each of which taken together shall constitute one and the same instrument.

DATED this 10th day of March, 2010.

CTB

CITICORP TRUST BANK, FSB

By: /s/ Sanjiv Das

Print Name/Title: Sanjiv Das/President

Date: 3/10/2010

CMI

CITIMORTGAGE, INC.

By: /s/ Sanjiv Das

Print Name/Title: Sanjiv Das/President

Date: 3/10/2010

BROKER

PRIMERICA FINANCIAL SERVICES HOME MORTGAGES, INC.

By: /s/ Greg Pitts

Print Name/Title: Greg Pitts/CEO

Date: 3/10/2010

LOAN BROKERAGE AGREEMENT –PAGE 20

EXHIBIT “A”

RESPONSIBILITY OF PARTIES &

CHARACTERISTICS OF BROKER LOANS

Broker Responsibilities:

•	Conduct its business of sourcing and originating Mortgage Loans in compliance with all applicable federal, state, and local laws and regulations governing Broker and its business.

•	Effectively maintain a sales force in the United States where Mortgage Loans are available, with such sales force qualified to originate Mortgage Loans.

•	Develop training programs in consultation with Lender and train its sales force in the origination of Mortgage Loans and Mortgage Loan features.

•	Provide its sales force with compliance training, audit the sales force, and require that the sales force comply with all applicable laws, including licensing requirements.

•

As of the date of this Agreement, Broker is in compliance with all applicable Citigroup policies and guidelines, including those relating to consumer privacy policies to the extent such Citigroup policies and guidelines are applicable to Broker as a mortgage loan originator. On and after the date of this Agreement and in light of the anticipated change in control of ownership of Broker described in Section 3.2.L., Broker will comply with all applicable laws related to Broker’s obligations under this Agreement.

•	Manage its sales force with an effective communication system using various media sources.

•	Reasonably compensate its sales force, in compliance with all applicable laws and regulations, for activities and services rendered in the origination of Mortgage Loans.

•

Provide support and other assistance and coordination as may be necessary or helpful to its sales force to promote and originate Lender’s Mortgage Loans or to the Lender in carrying out its respective responsibilities under this Agreement.

•

Draft and provide to Lender any consumer disclosures as Broker may request Lender’s assistance in delivering such disclosures to a Mortgage Loan applicant. Provide marketing support for the Lender’s Mortgage Loan program.

•	Periodically meet with Lender’s management and representatives to review all aspects of the Lender’s Mortgage Loan program.

Lender Responsibilities:

•	Conduct its business of originating Mortgage Loans in compliance with all applicable federal, state, and local laws and regulations governing Lender and its business.

•	Ensure that it and its employees adhere to Citigroup policies and guidelines, including those related to consumer privacy policies.

LOAN BROKERAGE AGREEMENT –PAGE 21

•

Maintain sole responsibility for the pricing of the Mortgage Loans. However, Lender agrees that Lender’s pricing will be competitive and comparable to the pricing offered by competitive lenders such as Wells Fargo, JPMorgan Chase, and Bank of America, plus an amount equal to the Broker Fee which additional amount may be in the form of a higher interest rate or higher Lender fees, or a combination of both, at Lender’s discretion.

•	Periodically meet with Broker’s management and representatives to review all aspects of the Lender’s Mortgage Loan program.

•

Support the efforts of Broker to source Mortgage Loan Applications and Mortgage Loans by providing marketing support at service levels comparable to Lender’s performance prior to this Agreement which may be adjusted based on Mortgage Loan volume and the number of Broker’s authorized Sales Force Representatives who are designated Regional Vice Presidents by Broker, who are qualified to participate in Broker’s mortgage brokerage business.

•	Provide operational support to Broker at services levels comparable to Lender’s performance prior to this Agreement which may be adjusted based on Mortgage Loan volume.

Characteristics of Broker Mortgage Loans:

•

Effective not later than April 1, 2010, Lender will make available to Broker a conforming fixed-rate, fixed term, fully amortizing refinance (including cash-out refinance) Mortgage Loan product in all 50 states (excluding Washington D.C.), with such Mortgage Loan product having the characteristics required by the FHLMC Guidelines and FNMA Guidelines so that each Mortgage Loan qualifies as salable to FHLMC or FNMA.

•

Subsequently, Lender may make additional Mortgage Loan products available to Broker as agreed to by Broker and Lender, which shall be made available within such time frame as reasonably available based on Lender’s resources and capacity, as determined in Lender’s sole discretion.

•	As of the date of this Agreement, only first lien Mortgage Loan products otherwise meeting the requirements set forth above will be available to Broker.

Current Operational & Technology Support

•

Lender will use commercially reasonable efforts to provide operational support to Broker to assist Broker in complying with its regulatory and compliance requirements by performing a Net Tangible Benefit analysis of all approved Mortgage Loan Applications in connection with Mortgage Loan Applications for refinance (including cash-out refinance) transactions in all states to the extent Lender has documentation available to allow such analysis. As of the Effective Date, the Lender is performing the Net Tangible Benefit Test included in Exhibit B, which may be amended from time to time by mutual agreement of the Parties.

•	Broker shall pay to Lender a fee of $2.50 per closed Mortgage Loan unit for the ongoing operational support of performing: (i) a review of all Mortgage Loan Applications

LOAN BROKERAGE AGREEMENT –PAGE 22

submitted by Sales Force Representatives to Lender to determine if Broker has submitted all required initial federal and state specific disclosures along with the Mortgage Loan Application; and (ii) a Net Tangible Benefit analysis as discussed herein; To the extent that Broker has failed to submit any required initial federal and/or state disclosures, or to the extent that Lender is unable to complete the Net Tangible Benefit analysis for any Mortgage Loan, Lender will use commercially reasonable efforts to notify Broker.

•

Lender will use commercially reasonable efforts to provide operational support to Broker to assist Broker in providing consumer disclosures that Lender has been providing at the request of Broker prior to the date of this Agreement, which include the following consumer disclosures:

•	Arkansas PFS Disclosure Certification

•	Notice to Connecticut Residents

•	Florida & Wyoming GFE Re-disclosure Cover Letter

•	Illinois Real Estate Commitment Letter

•	Maryland Recording Affidavit

•	Maryland Net Tangible Benefit Worksheet

•	Notice for New Jersey Residents

•	New Mexico Statement of Borrower’s Tangible Benefit

•	Pennsylvania Notice to Borrower

•	Rhode Island Notice Regarding Nonrefundability of Fees

•	South Carolina Statement of Borrowers Tangible Benefit

•	Texas Mortgage Fraud Notice

•	Washington Disclosure Summary

•	Broker shall pay to Lender a monthly fee of $220.00 for the ongoing maintenance of the above-referenced consumer disclosures on Lender’s loan origination system.

•

Lender shall have and assume no responsibility for compliance requirements for Broker or for the content or timing of any consumer disclosures provided on behalf of Broker. Broker shall be solely responsible for its state and federal law compliance requirements. If Lender is unable to provide any Broker disclosures due to system failure or other technology service limitation or interruption, Lender shall have no liability or responsibility to Broker for such lack of providing the Broker disclosures.

•

Lender will use commercially reasonable efforts to provide operational support to Broker to assist Broker in providing ongoing operational reporting and data transmissions on Broker-sourced Mortgage Loans that Lender has been providing at the request of Broker prior to the date of this Agreement, which included the following ongoing reporting and data/file transmissions:

•	Get Agent

LOAN BROKERAGE AGREEMENT –PAGE 23

•	Commissions

•	POL1

•	POL2

•	POL3

•	Turbo

•	Loan Worksheet Supplement(s) (or comparable document as may be used in substitution thereof as agreed to by the Parties)

•	Monthly Financial MIS

•	Monthly Operational Efficiency Report

•	Broker shall pay to Lender a monthly fee of $1130.80 for the ongoing maintenance of the above-referenced operational reporting and data transmissions to Broker.

•

If Lender is unable to provide any reporting or data transmissions due to system failure or other technology service limitation or interruption, Lender shall have no liability or responsibility to Broker for such lack of access or lack of reporting.

•

Lender will use commercially reasonable efforts to provide operational support to Broker by providing access to records of Broker-sourced Mortgage Loans. Lender will provide such access for the duration of this Agreement, and for a period after the termination of this Agreement in order to comply with Broker’s state-specific record retention regulatory requirements. As long as Broker retains access to the computer system upon which the images of Mortgage Loan documents are maintained under its separate agreement with Citigroup and as long as allowed by applicable law governing Lender’s activities, Lender agrees that Broker’s access to records of Broker-sourced Mortgage Loans may be via Broker’s access to such system. After such access is no longer provided or allowed by law, at Lender’s sole option, Broker’s access to records of Broker-sourced Mortgage Loans may be via Broker’s access to Lender’s imaged copies of the Mortgage Loans; via Lender providing Broker copies of requested Mortgage Loan documentation within a reasonable time after Broker’s request; or via other manner as agreeable by the Parties.

•

Broker shall pay to Lender an initial monthly fee of $220.00 for the ongoing maintenance of the access and support for providing above referenced access to records for Broker. This initial monthly fee shall be applicable so long as Broker retains access to Lender’s imaged records of the Mortgage Loans via access to Lender’s or Citigroup, Inc. networks. Upon Broker no longer having access to Lender’s imaged records of Mortgage Loans, this monthly fee shall be re-negotiated by the Parties based on method of access to Mortgage Loan records agreed to by the Parties.

•

If Lender is unable to provide such access due to system failure or other technology service limitation or interruption, Lender shall have no liability or responsibility to Broker for such lack of access.

•

The above-referenced monthly operational and technology support fees shall be paid by Broker to Lender on an annual basis in arrears. Lender will invoice Broker annually during the first quarter of each year for all services and fees noted above relating to the services previously provided by Lender in the preceding year. Such invoice shall be payable within sixty (60) days after Broker’s receipt of the invoice.

LOAN BROKERAGE AGREEMENT –PAGE 24

•

To the extent Lender is unable to provide any of the above-referenced or future-requested operational or technology services, no payment will be due from Broker for the periods of time in which such services were interrupted.

Future Operational & Technology Support

•

After the date of this Agreement, as additional new consumer disclosures may be required to be provided by Broker, to the extent commercially reasonable Lender may provide operational support to Broker by assisting in implementing and providing new consumer disclosures requested by Broker which can be provided at the same time as other Lender disclosures and further provided that the implementation of such disclosures can be completed within a reasonable time frame given Lender’s resources and capacity.

•

Upon Broker’s request, Lender shall provide Broker with an estimate for the cost and timeframe required for the development and implementation of such disclosure. Lender shall also provide Broker with an estimate for the cost of the ongoing maintenance of the consumer disclosure, which shall be added to and become part of the monthly consumer disclosures maintenance fee referenced above accordingly. Broker shall provide its approval for the disclosure’s development timeframe and cost and thereafter shall be responsible for payment of the cost to Lender.

•

After the date of this Agreement, as Broker requests additional reporting and data transmissions be provided to Broker from Lender, to the extent commercially reasonable Lender may provide such operational support to Broker by assisting in developing, implementing and providing the new reporting requested by Broker provided that the implementation of such reporting can be completed within a reasonable time frame given Lender’s resources and capacity.

•

Upon Broker’s request, Lender shall provide Broker with an estimate for the cost and timeframe required for the development and implementation of such reporting. Lender shall also provide Broker with an estimate for the cost of the ongoing maintenance of the reporting and/or data transmission, which shall be added to and become part of the monthly reporting and data transmission fee referenced above accordingly. Broker shall provide its approval for the reporting’s development timeframe and cost and thereafter shall be responsible for payment of the cost to Lender.

•

In the event of termination or non-renewal of this Agreement, upon Broker’s request, Lender agrees to use commercially reasonable efforts to provide Broker with a data report on on the Mortgage Loans and Mortgage Loan Applications sourced by Broker which shall include the data fields for such Mortgage Loans described on Exhibit C. Lender will delete any information or data field which may be necessary to insure there is no individual identifying information for any Mortgagor included in the report. Upon Broker’s request, Lender shall provide Broker with an estimate of the cost and timeframe involved in providing this report. Broker shall provide its approval for the cost and timeframe for creating the report and therafter shall be responsible for payment of the cost to Lender. It

LOAN BROKERAGE AGREEMENT –PAGE 25

is understood and agreed that Lender shall provide the report from Lender’s available system data and will not audit or verify the accuracy of any such data and shall not be responsible for the accuracy of any such report provided.

•

As any additional operational and technology services are requested by Broker from Lender, Lender shall provide Broker with an estimate for the cost and timeframe required for the development and implementation of such operational and technology services, as well as an estimate for the cost of any ongoing maintenance. Broker shall provide its approval for the any such development timeframe and cost and thereafter shall be responsible for payment of the cost to Lender.

•

Any above-referenced monthly operational and technology support fees shall be paid by Broker to Lender on an annual basis. Lender will invoice Broker annually for all services and fees noted herein. Such invoice shall be payable within sixty (60) days after Broker’s receipt of the invoice.

The terms of this Exhibit A shall be effective upon the date of this Agreement and continue until termination. Any modification or amendment to this Exhibit A shall be in writing and executed by each of the Parties hereto, establishing an effective date of such modification.

LOAN BROKERAGE AGREEMENT –PAGE 26

EXHIBIT “B”

NET TANGIBLE BENEFIT TEST

First lien Mortgage Loans that are “On Us” refinance transactions must exhibit at least one of the tangible benefits described below:

•	Reduction in payment of at least $50

•	Cash out exceeds the greater of $2,000 or 2% of the loan amount

•	Reduction in note rate of at least 50 basis points (bps)

First lien Mortgage Loans that are “On Others” refinance transactions, must exhibit at least one of the tangible benefits described below (underwriting requirement):

•	Cash to customer exceeds the greater of $2,000 or 2% of the loan amount

•	New loan will lower total customer monthly debt service

•	Refinancing an existing mortgage loan that includes a balloon payment provision

•	Refinancing an existing mortgage loan that includes a variable rate feature into a fixed rate Mortgage Loan

•	Refinancing an existing mortgage loan that allows interest only payments into a fixed rate, fully amortizing Mortgage Loan.

•	Refinancing an existing mortgage loan into a Mortgage Loan with a shorter term

•	Reduction in note rate

•	Refinancing an existing Home Equity Line of Credit into a fixed rate, closed-end Mortgage Loan.

For purposes of the Net Tangible Benefit Test, an “On Us” refinance transaction means a refinance transaction made by the same lender as the originating lender of the mortgage loan to be paid off by new transaction. All other refinance transactions will be considered “On Others” refinance transactions.

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EXHIBIT “C”

DATA REPORT

Application number

System ID

Application Date

Loan Type

Property Type

Loan Purpose

Occupancy

Loan Amount

Preapproval, if any

Action taken

Action Date

MSA

State

County

Census Trac

Race (borrower and co-borrower)

Ethncity (borrower and co-borrower)

Sex (borrower and co-borrower)

Income

Purchaser

Denial codes

Rate Spread

HOEPA Status

Lien Status

Loan Term

Rate Lock

APR

Assessment

Percminor

Tract Incm

Percmedian

Applicant Income (borrower and co-borrower)

LTV

Age

Appraisal Type

Area

CLTV

Marital Status

Property Code

Reason Code

Reportable

Subprime

Year Built

Current Interest Rate

Borrower Payment History String

Paid to Date/Current Payment Status

Debt to Income Ratio

Maturity Date

Interest Only Indicator

Documentation Type Indicator

Arm Margin (if applicable)

Arm Interest Rate Cap (if applicable)

Arm Index (if applicable)

Next ARM Adjustment Date (if applicable)

Origination Date

Payoff Date

Prior Bankruptcy Indicator (during term loan serviced by Lender)

Credit Score

Such other data as may be requested by Broker which is agreeable to Lender and readily accessible in Lender’s system

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